Exhibit 3.3

SOUTH JERSEY INDUSTRIES, INC.

Certificate of Amendment of the
Certificate of Incorporation

To:	The Secretary of State of the State of New Jersey

Pursuant to the provisions of Section 14A:9–2 (4) and Section 14A:9–4 (3) of Title 14A, Corporations, General, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment of its Certificate of Incorporation:

1.	The name of the corporation is South Jersey Industries, Inc.

2.	The amendment to the Certificate of Incorporation, which is set forth in full in the following resolution, was duly adopted by the shareholders of the corporation on April 19, 1984:

RESOLVED, That the first paragraph of Article Third of the Certificate of Incorporation of the Company be amended to read in its entirety as follows:

THIRD: The aggregate number of shares which the corporation shall have authority to issue is 10,000,000 shares, divided into two classes consisting of 7,500,000 shares of Common Stock (“Common Stock”), of the par value of $2.50 per share, and 2,500,000 shares of Preference Stock (“Preference Stock”), without par value.

3.	At the time of the action of the shareholders:

(a)	The total outstanding stock of the Company consisted of ___________ shares of Common Stock.

(b)	The number of shares entitled to vote was ____________.

4.	In the action taken by the shareholders:

(a)	The number of such shares voted in favor of the amendment was ___________.

(b)	The number of such shares voted against the amendment was __________.

SOUTH JERSEY INDUSTRIES, INC.

By:	/s/ William F. Ryan
William F. Ryan, President

Dated: April 19, 1984